SUB-ITEM  77Q1(e)

                            MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement is entered into as of this 19th day of June, 2000 between AIM Growth Series (the "Company"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and AIM agree as follows:

         The Company and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive its fees or reimburse expenses to the extent that the expenses (excluding interest, taxes, dividend expense on short sales, extraordinary items, and increases in expenses due to expense offset arrangements, if any) of a class of a Fund exceed the rate set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Company nor AIM may remove or amend the expense limitations to the Company's detriment prior to the date set forth on Exhibit "A." AIM will not have any right to reimbursement of any amount so waived or reimbursed.

         The Company and AIM agree to review the then-current expense limitations for each class of each fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such limitations should be amended, continued or terminated. Unless the Company, by vote of its Board of Trustees, or AIM terminates the limitations, or the Company and AIM are unable to reach an agreement on the amount of the limitations to which the Company and AIM desire to be bound, the limitations will continue for additional one-year terms at the rate to which the Company and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Company and AIM agree to be bound.

         It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall only bind the assets and property of the Funds, as provided in the Company's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Company, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Company acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in the Company's agreement and Declaration of Trust.

         IN WITNESS WHEREOF, the Company and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                   AIM Growth Series
                                   on behalf of each Fund listed in Exhibit "A" to this Memorandum of Agreement


                                   By:     /s/ Robert H. Graham
                                      -------------------------
                                   Title:   President
                                            ---------

                                   A I M Advisors, Inc.

                                   By:     /s/ Robert H. Graham
                                      -------------------------
                                   Title:   President
                                            ---------

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                                  EXHIBIT "A"

                               AIM GROWTH SERIES


FUND                          EXPENSE LIMITATION                COMMITTED UNTIL
----                          ------------------                ---------------
AIM Basic Value Fund
           Class A                 1.32%                         June 30, 2001
           Class B                 1.97%                         June 30, 2001
           Class C                 1.97%                         June 30, 2001